Exhibit 10.23

Summary of Executive Officer Compensation

The following executive officers of ABIOMED, Inc. are at will employees of ABIOMED and have not entered into a formal employment agreement with ABIOMED. The current understanding between each employee and ABIOMED with respect to the employee’s compensation is as follows:

Name	Base Salary	Bonus Target for Fiscal 2011 (Percentage of Salary)
William Bolt	$249,600	50%
Andrew Greenfield	$221,450	45%
Michael Howley	$255,000	60%

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, which sets forth the terms of his employment. Mr. Minogue’s current salary is $405,153 and his target bonus for fiscal 2011 is 100% of salary. We have an offer letter with our Chief Financial Officer, Robert L. Bowen, which sets forth the terms of his employment. Mr. Bowen’s current salary is $295,800 and his target bonus for fiscal 2011 is 50% of salary. We also have an offer letter with our Chief Operating Officer, David M. Weber, which sets forth the terms of his employment. Mr. Weber’s current salary is $302,500 and his target bonus for fiscal 2011 is 55% of salary.